Exhibit 10.12

WB&Co.
WOLFSON, BERBENICH & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, LLP

200 OLD COUNTRY ROAD, STE 340
MINEOLA, NY 11501

112 WEST 34TH ST, 18TH FLOOR
NEW YORK, NY 10120

8753 E. BELL ROAD, STE 110
SCOTTSDALE, AZ 85260

P 516.498.1040 | F 516.498.1041
WBACCOUNTANTS.COM

August 12, 2022

Board of Directors
Signing Day Sports, Inc.
9112 E Verde Grove View, Suite 200
Scottsdale, AZ 85255

Dear Board of Directors:

We are pleased to provide Signing Day Sports, Inc (SDS) with professional services. This engagement letter embodies the entire agreement regarding the services to be rendered by Wolfson, Berbenich & Company CPA's LLP (WB).

This will confirm our understanding of the arrangements for the accounting, bookkeeping, tax and business consulting services we will provide for the year ending December 31, 2022.

General Scope of Services

1. Bookkeeping – We can assist you with bookkeeping services, either with our staff or yours. We will review your books and records to ensure the accuracy and completeness of the records.
2. Accounting/Tax – We will perform all the necessary functions as Chief Financial Officer, including but not limited to preparing and filing all appropriate Federal and State tax returns for SDS. Preparation of quarterly financial statements, cost analysis, and assistance with Board of Director's meetings. We will assist in investor relations, if necessary. We will assist in the annual certified audit of the financial statements.
3. We will be available on a year-round basis to provide additional support. We will answer questions and consult on tax and business issues. This includes but is not limited to preparation of budgets/projections, advice on asset purchases including financing, pension and estate planning, and general financial issues.

Fees

Fees for our services are based upon the actual time expended on the engagement at our standard billing rates of $175 to $400 per hour, depending on the level of work necessary and the professional performing that work. We propose a monthly fee of $8,000. In addition to our professional fees, we are reimbursed at cost for any reasonable travel and out-of-pocket expenses. Bills are rendered and are payable monthly. We reserve the right to defer rendering further services until payment is received on past due invoices. Our fee is predicated upon you providing us the materials we may request on a timely basis as stated below and in a form suitable to complete the above services. Our highly skilled and knowledgeable team of professionals will be a valuable source of support for SDS at fees that we believe to be competitive within the marketplace.
We will measure the time spent on your account against the proposed retainer on a frequent basis and will discuss with management whether an adjustment of the fees will be necessary.

Your Engagement Team

I will be at your disposal on an as needed basis along with an appropriate team of staff members.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If this letter correctly expresses your understanding, please sign the enclosed copy where indicated and return to us

Very truly yours,

David J. Wolfson, CPA
Managing Partner

APPROVED:

By: ______________________ Date: 09/12/2022

Signing Day Sports, Inc.